Exhibit 99.2

N e w s R e l e a s e QUICKSILVER GAS SERVICES LP 777 West Rosedale Street Fort Worth, TX 76104

Quicksilver Gas Services Announces Offering of 4 Million Common Units

FORT WORTH, TEXAS, (December 10, 2009) – Quicksilver Gas Services LP (NYSE: KGS) announced today that it has filed with the Securities and Exchange Commission a preliminary prospectus supplement for an offering of 4 million common units representing limited partner interests.  The company also granted the underwriters a 30-day option to purchase up to 600,000 additional common units representing limited partner interests.  The company initially expects to use the net proceeds from this offering to repay outstanding borrowings under its revolving credit facility.  The company subsequently intends to re-borrow approximately $87.1 million under this facility in order to fund the acquisition of Alliance midstream gathering and treating assets, located in the northern portion of the Fort Worth Basin, from Quicksilver Resources Inc.

Wells Fargo Securities, BofA Merrill Lynch, Citi, UBS Investment Bank and Barclays Capital are acting as joint book-running managers, Goldman, Sachs & Co. is acting as senior co-manager and Capital One Southcoast, Comerica Securities, BBVA Securities and Ladenburg Thalmann & Co. Inc. are acting as co-managers.  A preliminary prospectus supplement and accompanying base prospectus relating to the offering have been filed with the U.S. Securities and Exchange Commission and are available on its website, www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  A registration statement relating to the securities has been filed and is effective.  The offering will be made only by means of a preliminary prospectus supplement and accompanying base prospectus, copies of which may be obtained from Wells Fargo Securities, Attn: Equity Syndicate Dept., 375 Park Avenue, New York, New York 10152 or email: equity.syndicate@wachovia.com or tel: (800) 326-5897; BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attn: Preliminary Prospectus Department or email: Prospectus.Requests@ml.com; Citi, Attn: Prospectus Dept., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY, 11220 or tel: (800) 831-9146; UBS Investment Bank, Attn: Prospectus Department, 299 Park Avenue, New York, NY 10171 or tel: (888) 827-7275; and Barclays Capital c/o Broadridge Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717 or email: Barclaysprospectus@broadridge.com or tel: 1 (888) 603-5847.

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About Quicksilver Gas Services

Quicksilver Gas Services LP is a midstream master limited partnership engaged in the business of gathering and processing natural gas produced from the Barnett Shale formation in the Fort Worth Basin in north Texas.  Headquartered in Fort Worth, the company’s predecessors began operations in 2004 to provide midstream services primarily to Quicksilver Resources Inc.

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Investor and Media Contact:
Rick Buterbaugh
817-665-4835

KGS 09-14

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